EXHIBIT 1.A(5)(d)


                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

  Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                                                                  CURRENT POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                  (-1.69% NET YRS 1-10, -1.24% YRS 11+)        (10.31% NET YRS 1-10, 10.76% YRS 11+)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1        41         1,200            809              0       100,000             924              0       100,000
   2        42         1,200          1,590              0       100,000           1,929            289       100,000
   3        43         1,200          2,344            134       100,000           3,022            812       100,000
   4        44         1,200          3,068            668       100,000           4,209          1,809       100,000
   5        45         1,200          3,761          1,361       100,000           5,498          3,098       100,000
                       -----
                       6,000
   6        46         1,200          4,421          2,261       100,000           6,901          4,741       100,000
   7        47         1,200          5,049          3,129       100,000           8,427          6,507       100,000
   8        48         1,200          5,643          3,963       100,000          10,088          8,408       100,000
   9        49         1,200          6,200          4,760       100,000          11,897         10,457       100,000
  10        50         1,200          6,719          5,519       100,000          13,868         12,668       100,000
                       -----
                      12,000
  11        51         1,200          7,230          6,270       100,000          16,090         15,130       100,000
  12        52         1,200          7,699          6,979       100,000          18,524         17,804       100,000
  13        53         1,200          8,120          7,640       100,000          21,192         20,712       100,000
  14        54         1,200          8,485          8,245       100,000          24,114         23,874       100,000
  15        55         1,200          8,791          8,791       100,000          27,321         27,321       100,000
                      ------
                      18,000
  20        60         1,200          9,225          9,225       100,000          48,913         48,913       100,000
  25        65         1,200          8,407          8,407       100,000          85,922         85,922       104,824
  30        70         1,200          3,542          3,542       100,000         147,439        147,439       171,028
  35        75         1,200              0              0             0         247,947        247,947       265,303
  40        80         1,200              0              0             0         413,939        413,939       434,636
  45        85         1,200              0              0             0         680,714        680,714       714,749
  50        90         1,200              0              0             0       1,102,304      1,102,304     1,157,419
  55        95         1,200              0              0             0       1,794,567      1,794,567     1,812,512

------------------
*Year 32, Month 12
Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

  Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

                                                            MAXIMUM GUARANTEED POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                           (-1.69% NET RETURN)                          (10.31% NET RETURN)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1        41         1,200            743              0       100,000             855              0       100,000
   2        42         1,200          1,458              0       100,000           1,780            140       100,000
   3        43         1,200          2,145              0       100,000           2,783            573       100,000
   4        44         1,200          2,801            401       100,000           3,871          1,471       100,000
   5        45         1,200          3,427          1,027       100,000           5,050          2,650       100,000
                       -----
                       6,000
   6        46         1,200          4,019          1,859       100,000           6,328          4,168       100,000
   7        47         1,200          4,577          2,657       100,000           7,714          5,794       100,000
   8        48         1,200          5,100          3,420       100,000           9,218          7,538       100,000
   9        49         1,200          5,585          4,145       100,000          10,852          9,412       100,000
  10        50         1,200          6,030          4,830       100,000          12,627         11,427       100,000
                       -----
                      12,000
  11        51         1,200          6,432          5,472       100,000          14,555         13,595       100,000
  12        52         1,200          6,786          6,066       100,000          16,650         15,930       100,000
  13        53         1,200          7,086          6,606       100,000          18,924         18,444       100,000
  14        54         1,200          7,327          7,087       100,000          21,395         21,155       100,000
  15        55         1,200          7,501          7,501       100,000          24,080         24,080       100,000
                      ------
                      18,000
  20        60         1,200          7,171          7,171       100,000          41,626         41,626       100,000
  25        65         1,200          3,856          3,856       100,000          69,748         69,748       100,000
  30        70         1,200              0              0             0         116,883        116,883       135,584
  35        75         1,200              0              0             0         192,293        192,293       205,753
  40        80         1,200              0              0             0         313,808        313,808       329,497
  45        85         1,200              0              0             0         502,266        502,266       527,379
  50        90         1,200              0              0             0         785,959        785,959       825,256
  55        95         1,200              0              0             0       1,237,751      1,237,751     1,250,128

------------------
*Year 28, Month 10
Based on the maximum guaranteed costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

     This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

     This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

     The values illustrated comply with the Internal Revenue Code definition of life insurance.

     GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

     NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.45% thereafter. For maximum guaranteed costs, the mortality and risk charge on an annual basis is equal to 0.90%. An average portfolio operating expense of 0.79% is deducted from the gross return. The actual portfolio expense deducted would vary based on the premium allocation specified.

     SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. Select*Life II offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 24 times per year without charge. We reserve the right to limit transfers to four per year and charge up to $25.00 per transfer.

     SALES CHARGE REFUND. Cash surrender value does not include the sales charge refund. Based on current charges, the sales charge refund would be $94.44 at the end of policy year 1 and $732 at the end of policy year 2. Based on guaranteed charges, the sales charge refund would be $24.63 at the end of policy year 1, $732 at the end of policy year 2. A sales charge refund may also apply for 24 months following any increase in face amount.

     FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

     MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $85.33 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

     DEATH BENEFIT GUARANTEE. The death benefit guarantee is in effect until the Insured reaches age 65 (or for 5 policy years, if longer) provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of portfolio performance. Please see the Prospectus for a full explanation of this provision.

     DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

     TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 591/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

     ISSUER. Select*Life II is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-662 (may vary by state).

PREMIUM LIMITS SUMMARY.

   Minimum First Year Annual Premium:      $  1,023.96
   Initial Guideline Level Premium:        $  1,687.72
   Initial Guideline Single Premium:       $ 19,153.40
   Initial MEC 7-pay Premium:              $  4,440.40

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                VARIABLE ACCOUNT

THIS PAGE SUMMARIZES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE, SIGN, DATE, AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.

PREPARED FOR:

  Male 40 Nonsmoker

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

                                 GUARANTEED COSTS                              CURRENT COSTS
                           ---------------------------   ---------------------------------------------------------
                                                          0.00% GROSS ANNUAL RETURN     12.00% GROSS ANNUAL RETURN
                            0.00% GROSS ANNUAL RETURN       (-1.69% NET YRS 1-10,         (10.31% NET YRS 1-10,
                               (-1.69% NET RETURN)             -1.24% YRS 11+)               10.76% YRS 11+)
                           ---------------------------   ---------------------------   ---------------------------
Year 10, Age 50
 Cash Surrender Value:                 4,830                         5,519                        12,668
 Death Benefit:                      100,000                       100,000                       100,000
Year 20, Age 60
 Cash Surrender Value:                 7,171                         9,225                        48,913
 Death Benefit:                      100,000                       100,000                       100,000
Projected age when
 Death Benefit Ends:                      67                            71                            95

------------------
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

     I UNDERSTAND THAT:

     PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

     RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

     INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

     SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0% (the Fixed Account is not available in New Jersey).

     SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense of all underlying portfolios is deducted.

     ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

     CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

     LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

     TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------       -------------------------
APPLICANT OR POLICY OWNER                          DATE



------------------    ----------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER



--------------------------------------------       -------------------------
JOHN R. PEMBLE                                     DATE